Exhibit 99.1

News Release

PartnerRe Ltd. Reports Fourth Quarter and Full Year 2008 Results

•	Fourth Quarter Operating Earnings per share of $0.95; Net Income per share of $1.53
•	Fourth Quarter Annualized Operating ROE of 5.7%; Annualized Net Income ROE of 9.1%
•	Full Year Operating Earnings per share of $8.43; Net Income per share of $0.22
•	Full Year Operating ROE of 12.3%; Net Income ROE of 0.3%
•	Book Value of $63.95 per share, down 6% year over year

PEMBROKE, Bermuda, February 2, 2009 — PartnerRe Ltd. (NYSE:PRE) today reported net income of $95.3 million, or $1.53 per share on a fully diluted basis for the fourth quarter of 2008. Net income includes net after-tax realized and unrealized gains on investments of $37.6 million, or $0.67 per share. Since the adoption by the Company of FAS 159 as of January 1, 2008, the Company presents on its Income Statement realized and unrealized changes in the market values of investments. Net income for the fourth quarter of 2007 was $180.6 million, or $3.04 per share on a fully diluted basis, including net after-tax realized losses on investments of $19.0 million, or $0.34 per share. Comparable numbers for 2007 do not include the impact of FAS 159. Operating earnings for the fourth quarter of 2008 were $53.9 million, or $0.95 per share on a fully diluted basis. This compares to operating earnings of $257.4 million, or $4.55 per share, for the fourth quarter of 2007. Operating earnings exclude net after-tax realized and unrealized investment gains and losses and net after-tax interest in results of equity investments, and are calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

For the year ended December 31, 2008, net income was $46.6 million, or $0.22 per share. Net income includes net after-tax realized and unrealized losses on investments of $453.6 million, or $8.15 per share. Operating earnings were $469.3 million, or $8.43 per share. Net income for the full year 2007 was $717.8 million, or $11.87 per share. This net income included net after-tax realized losses on investments of $56.3 million, or $0.98 per share. Operating earnings for the full year 2007 were $822.4 million, or $14.29 per share.

Commenting on the 2008 results, PartnerRe President & Chief Executive Officer Patrick Thiele said, “2008 was an extraordinary year on two fronts. The year was highlighted by the worst global financial crisis we have experienced in recent history and it was the third worst year in recorded history for natural catastrophes. Despite this, we delivered a 12% operating return on beginning equity for the year, maintained a strong balance sheet, and achieved a positive total return on our investment portfolio. More importantly, over a longer period, which we believe is a better measure of a company’s success, we exceeded our long term targets, with a 15% average operating return on beginning equity and 11% compounded GAAP book value per share growth over the last six years.”

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

“We believe the results we have delivered over the past several years, as well as our continued strong capital position during this most recent period, clearly demonstrate the value and effectiveness of our integrated risk management framework. They also underscore our commitment to PartnerRe’s stakeholders: our clients in terms of providing secure capacity, and our shareholders in terms of continued value generation.”

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts and ratios)	Three months ended December 31		Year ended December 31
	2008	2007	2008	2007
Net Premiums Written	$752,408	$714,376	$3,989,435	$3,757,109
Net Premiums Earned	$984,272	$989,758	$3,928,024	$3,777,471
Non-life Combined Ratio	102.2%	79.0%	94.1%	80.4%
Net Income	$95,290	$180,603	$46,567	$717,812
Net Income per share (a)	$1.53	$3.04	$0.22	$11.87
Operating Earnings (a)	$53,931	$257,369	$469,304	$822,442
Operating Earnings per share (a)	$0.95	$4.55	$8.43	$14.29

(a)

Net income per share is defined as net income available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income available to common shareholders is defined as net income less preferred dividends. Operating earnings is defined as net income available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments and after-tax interest in earnings/losses of equity investments. Operating earnings per share is defined as operating earnings divided by the weighted average number of fully diluted shares outstanding for the period.

Net premiums written for the fourth quarter of 2008 were $752.4 million, compared to $714.4 million in the fourth quarter of 2007. Total revenues for the fourth quarter 2008 were $1.2 billion, compared to $1.1 billion in the fourth quarter of 2007, and included $984.3 million of net premiums earned, which were essentially flat with the fourth quarter of 2007; net investment income of $144.3 million – an increase of 5% over the fourth quarter of 2007; and pre-tax net realized and unrealized investment gains of $64.0 million as compared to pre-tax net realized investment losses of $16.5 million for the fourth quarter of 2007.

For the full year of 2008, net premiums written were $4.0 billion, up 6% over the full year 2007. Total revenues for the full year of 2008 were $4.0 billion, including $3.9 billion of net premiums earned, net investment income of $573.0 million, and pre-tax net realized and

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

unrealized investment losses of $531.4 million. Total revenues for the same period in 2007 were $4.2 billion, including $3.8 billion of net premiums earned, net investment income of $523.3 million, and pre-tax net realized investment losses of $72.5 million.

During the fourth quarter of 2008, the Company did not repurchase any common shares. For the year ended December 31, 2008, the Company repurchased 1,532,460 common shares at a total cost of approximately $110.0 million. The Company has approximately 5 million common shares remaining under its current repurchase authorization.

During the fourth quarter of 2008, the Company concluded the delivery of shares under its forward sale agreement. As of December 31, 2008, the Company had delivered 3,366,295 common shares for total proceeds of $211.6 million.

Results by Segment

The Non-Life segment reported net premiums written of $620 million for the fourth quarter, up 9% from the same period in 2007. The combined ratio for the fourth quarter of 2008 was 102.2%, and includes the impact of the change in the Company’s estimate of claims from Hurricane Ike totalling 14 points, as well as the impact of the Company’s re-evaluation of the loss potential in credit and surety. The combined ratio for the fourth quarter 2007 was 79.0%. The Non-Life technical result was $37 million for the fourth quarter of 2008 compared to $235 million for the prior year period. For the full year, Non-Life net premiums written were $3.4 billion, up 7% from the same period in 2007. The full year technical result was $426 million, compared to $842 million for the same period in 2007. The combined ratio for the full year was 94.1%, including 9 points related to Hurricane Ike, compared to 80.4% in 2007.

Non-Life results for the full year 2008 were impacted by Hurricanes Ike and Gustav. During the fourth quarter 2008, the Company increased its estimate of claims from Hurricane Ike by $114 million to a total of $305 million, pre-tax and after reinstatement premiums.

The U.S. business, which represented 30% of total net premiums written for the quarter, reported net premiums written of $223 million for the fourth quarter of 2008, compared with $218 million for the prior year’s fourth quarter. Net premiums earned were $261 million in the fourth quarter of 2008, flat with the same period in 2007. The technical ratio for this subsegment was 101.8% for the fourth quarter of 2008, including 16 points related to the change in the Company’s estimate of claims from Hurricane Ike. The technical result for the fourth quarter 2008 was a loss of $4 million, compared to income of $40 million for the same period in 2007. For the full year 2008, net premiums written were $1.1 billion, up 4% from the full year 2007. The full year technical ratio was 98.6%, including 5 points related to Hurricane

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

Ike, compared to 84.9% in 2007. The technical result for the full year was $15 million compared to $150 million in 2007.

The Global (Non-U.S.) P&C business, which represented 16% of total net premiums written for the quarter, reported net premiums written of $123 million for the fourth quarter of 2008, compared to $127 million for the same period in 2007. Net premiums earned during the quarter were $215 million, flat with the fourth quarter 2007. The technical ratio for this sub-segment was 80.4% for the fourth quarter of 2008 compared to 89.7% for the same period in 2007. The technical result for the fourth quarter 2008 was $42 million, compared to $22 million for the same period in 2007. For the full year, net premiums written were up 4% to $765 million. The full year technical ratio was 81.8%, compared to 94.2% in 2007. The technical result for the full year was $145 million compared to $44 million in 2007.

The Global (Non-U.S.) Specialty business, which represented 33% of total net premiums written for the quarter, reported net premiums written of $251 million for the fourth quarter of 2008, up 16% from the fourth quarter of 2007. Net premiums earned were up 8% to $266 million for the quarter, compared to the same period in 2007. This sub-segment’s technical ratio was 122.1% compared to 76.1% for the fourth quarter of 2007. The fourth quarter 2008 technical ratio includes the impact of the change in the Company’s estimate of claims from Hurricane Ike totalling 16 points, as well as the impact of the Company’s re-evaluation of its exposures in the credit and surety line, in light of deteriorating global credit conditions. The technical result for the fourth quarter 2008 was a loss of $59 million, compared to income of $59 million for the same period in 2007. For the full year, net premiums written were up 12% to $1.1 billion. The full year technical ratio was 95.8%, including 6 points related to Hurricane Ike, compared to 70.6% in 2007. The technical result for the full year was $44 million in 2008 compared to $296 million in 2007.

The Catastrophe business, which represented approximately 3% of total net premiums written for the quarter, reported net premiums written of $23 million for the fourth quarter of 2008, compared to $8 million for the prior year period. Net premiums earned were $102 million for the fourth quarter, compared to $110 million in the same period in 2007. This sub-segment’s technical ratio for the fourth quarter 2008 was 42.8%, including 34 points related to the change in the Company’s estimate of claims from Hurricane Ike, compared with (3.2)% for the fourth quarter 2007. The technical result for the fourth quarter 2008 was $58 million, compared to $114 million for the same period in 2007. For the full year, net premiums written were $413 million, up 3% from the same period in 2007. The full year technical ratio was 45.0%, including 45 points related to Hurricane Ike, compared to 20.1% in 2007. The technical result for the full year was $222 million in 2008 compared to $352 million in 2007.

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Life segment, which represented 18% of total net premiums written for the quarter, reported net premiums written of $131 million for the fourth quarter of 2008, compared to $144 million in the fourth quarter of 2007. The allocated underwriting result was a loss of $4 million for the quarter, compared to income of $11 million in the fourth quarter of 2007. For the full year 2008, net premiums written increased 2% to $579 million, with an allocated underwriting result of $17 million, compared to $21 million for the full year 2007.

The Company’s capital markets and investment activities are reported under the heading of “Corporate and Other”. Within Corporate and Other, capital markets and investment activities contributed $130 million to pre-tax operating income in the fourth quarter and $497 million to pre-tax operating income for the full year. Separately, following the adoption of FAS 159, with changes in the unrealized market values of invested assets recorded in net income, capital markets and investment activities contributed pre-tax non-operating realized and unrealized gains of $59 million in the fourth quarter 2008 and pre-tax non-operating realized and unrealized losses of $536 million in the full year 2008, respectively.

Balance Sheet Items

At December 31, 2008, total assets were $16.3 billion as compared to $16.1 billion at December 31, 2007. Year over year, total investments and cash were up 1% to $11.7 billion. Gross Non-Life loss and loss expense reserves increased 4% year over year to $7.5 billion at December 31, 2008. During the fourth quarter of 2008, the Company’s estimate of Non-Life reserves for prior accident years developed favorably by $68 million. The overall fourth quarter prior year reserve development in the Non-Life segment includes net favorable development of $38 million in the U.S. sub-segment, $16 million in the Global (Non-U.S.) P&C sub-segment, $18 million in the Catastrophe sub-segment, and adverse development of $4 million in the Global (Non-U.S.) Specialty sub-segment. In the fourth quarter of 2007, Non-Life reserves for prior years developed favorably by $96 million. Policy benefits for life and annuity contracts decreased by 7% year over year to $1.4 billion at December 31, 2008. During the fourth quarter of 2008, the Company’s estimate of Life reserves for prior years developed adversely by $14 million, reflecting losses in the GMDB product line in Europe, compared to favorable development of $2 million in the fourth quarter of 2007.

At December 31, 2008, total capital was $4.9 billion, and total shareholders’ equity was $4.2 billion. This compares to total capital of $5.2 billion, and total shareholders’ equity of $4.3 billion at December 31, 2007. Book value per common share at December 31, 2008 was $63.95 on a fully diluted basis compared to $67.96 per diluted share at December 31, 2007,

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

reflecting a 6% decline year over year, driven by the payment of dividends and the impact of foreign currency on the carrying value of the Company’s foreign subsidiaries.

For additional information, the Company has posted a fourth quarter 2008 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data.

Commentary and Outlook

Mr. Thiele said, “Our performance at the January 1, 2009 renewals confirmed an environment of increasing demand for reinsurance and adequate pricing, and we expect the environment to show gradual improvement through the remainder of the year. The reinsurance industry is meeting its responsibility to be a consistent and secure source of capital to its clients. Within this environment, PartnerRe is in a position of strength, and the PartnerRe franchise, characterized by stability, consistency, transparency, and balance, is even more evident today.”

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of its operations without the impact of net realized and unrealized gains/losses on investments, net of tax, nor the interest in earnings/losses of equity investments, net of tax, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-Life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and capital efficient notes, to manage the capital structure of the Company.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2008, total revenues were $4.0 billion, and at December 31, 2008 total assets were $16.3 billion, total capital was $4.9 billion and total shareholders’ equity was $4.2 billion.

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Expressed in thousands of U.S. dollars, except per share data)

(Unaudited)

	For the three months ended December 31, 2008	For the three months ended December 31, 2007	For the year ended December 31, 2008	For the year ended December 31, 2007
Revenues
Gross premiums written	$752,169	$722,700	$4,028,248	$3,810,164

Net premiums written	$752,408	$714,376	$3,989,435	$3,757,109
Decrease (increase) in unearned premiums	231,864	275,382	(61,411)	20,362

Net premiums earned	984,272	989,758	3,928,024	3,777,471
Net investment income	144,321	137,771	572,964	523,259
Net realized and unrealized investment gains (losses) (1)	63,967	(16,510)	(531,360)	(72,492)
Other income (loss)	7,946	(14,530)	10,335	(17,479)

Total revenues	1,200,506	1,096,489	3,979,963	4,210,759

Expenses
Losses and loss expenses and life policy benefits	718,871	517,557	2,609,220	2,082,461
Acquisition costs	233,660	227,222	898,882	849,715
Other operating expenses	89,053	88,481	365,009	326,486
Interest expense	12,541	13,374	51,228	54,017
Net foreign exchange (gains) losses	(14,041)	(1,568)	(6,221)	15,552

Total expenses	1,040,084	845,066	3,918,118	3,328,231

Income before taxes and interest in losses of equity investments	160,422	251,423	61,845	882,528
Income tax expense	59,910	4,303	9,705	81,748
Interest in losses of equity investments	(5,222)	(66,517)	(5,573)	(82,968)

Net income	$95,290	$180,603	$46,567	$717,812

Preferred dividends	$8,631	$8,631	$34,525	$34,525

Operating earnings available to common shareholders	$53,931	$257,369	$469,304	$822,442

Comprehensive (loss) income, net of tax	$(45,437)	$233,897	$(113,914)	$888,692

Per Share Data:
Earnings per common share:
Basic operating earnings	$0.97	$4.69	$8.64	$14.66
Net realized and unrealized investment gains (losses), net of tax (1)	0.68	(0.35)	(8.35)	(1.00)
Interest in losses of equity investments, net of tax	(0.09)	(1.21)	(0.07)	(1.48)

Basic net income	$1.56	$3.13	$0.22	$12.18

Weighted average number of common shares outstanding	55,521.6	54,892.7	54,347.1	56,104.4

Diluted operating earnings	$0.95	$4.55	$8.43	$14.29
Net realized and unrealized investment gains (losses), net of tax (1)	0.67	(0.34)	(8.15)	(0.98)
Interest in losses of equity investments, net of tax	(0.09)	(1.17)	(0.06)	(1.44)

Diluted net income	$1.53	$3.04	$0.22	$11.87

Weighted average number of common and common share equivalents outstanding	56,602.1	56,578.5	55,639.6	57,557.9

(1)	Following the adoption of SFAS 159 on January 1, 2008, net realized and unrealized investment gains (losses) include both realized and unrealized gains (losses) on investments. Prior to the adoption of SFAS 159, net realized and unrealized investment gains (losses) included realized gains (losses) on investments and other-than-temporary impairment charges.

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Investments:
Fixed maturities, trading securities, at fair value	$10,181,995	$-
Short-term investments, trading securities, at fair value	117,091	-
Equities, trading securities, at fair value	512,812	-
Fixed maturities, available-for-sale, at fair value	-	9,498,791
Short-term investments, available-for-sale, at fair value	-	97,307
Equities, available-for-sale, at fair value	-	871,762
Trading securities, at fair value	-	399,280
Other invested assets	74,493	50,201

Total investments	10,886,391	10,917,341
Cash and cash equivalents, at fair value, which approximates amortized cost	838,280	654,895
Accrued investment income	169,103	176,386
Reinsurance balances receivable	1,719,694	1,449,702
Reinsurance recoverable on paid and unpaid losses	153,594	158,494
Funds held by reinsured companies	786,422	1,083,036
Deferred acquisition costs	617,121	641,818
Deposit assets	342,132	398,079
Net tax assets	215,703	112,547
Goodwill	429,519	429,519
Net receivable for securities sold	43,007	50,065
Other assets	78,354	77,614

Total assets	$16,279,320	$16,149,496

Liabilities
Unpaid losses and loss expenses	$7,510,666	$7,231,436
Policy benefits for life and annuity contracts	1,432,015	1,541,687
Unearned premiums	1,273,787	1,267,873
Reinsurance balances payable	173,235	119,853
Ceded premiums payable	12,943	14,617
Funds held under reinsurance treaties	22,829	21,585
Deposit liabilities	362,485	435,852
Net tax liabilities	219,679	150,290
Accounts payable, accrued expenses and other	164,968	167,141
Current portion of long-term debt	200,000	-
Long-term debt	200,000	620,000
Debt related to senior notes	250,000	-
Debt related to capital efficient notes	257,605	257,605

Total liabilities	12,080,212	11,827,939

Shareholders’ Equity
Common shares (par value $1.00, issued: 2008, 57,748,507; 2007, 57,379,516)	57,749	57,380
Series C cumulative preferred shares (par value $1.00, issued and outstanding:
2008 and 2007, 11,600,000; aggregate liquidation preference: 2008 and 2007, $290,000,000)	11,600	11,600
Series D cumulative preferred shares (par value $1.00, issued and outstanding:
2008 and 2007, 9,200,000; aggregate liquidation preference: 2008 and 2007, $230,000,000)	9,200	9,200
Additional paid-in capital	1,465,688	1,441,598
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	3,943	94,747
Currency translation adjustment	34,888	197,777
Unfunded pension obligation, net of tax	(16,023)	(3,274)
Retained earnings	2,729,662	2,753,784
Common shares held in treasury, at cost (2008, 1,295,173; 2007, 3,129,008)	(97,599)	(241,255)

Total shareholders’ equity	4,199,108	4,321,557

Total liabilities and shareholders’ equity	$16,279,320	$16,149,496

Shareholders’ Equity Per Common Share (excluding cumulative preferred shares: 2008 and 2007, $520,000,000)	$65.17	$70.07

Diluted Book Value Per Common and Common Share Equivalents Outstanding (assuming exercise of all stock-based awards)	$63.95	$67.96

Number of Common and Common Share Equivalents Outstanding	57,533.9	55,936.4

PartnerRe Ltd.

Segment Information

(in millions of U.S. dollars)

(Unaudited)

For the three months ended December 31, 2008

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-Life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$223	$123	$252	$23	$621	$130	$1	$752
Net premiums written	$223	$123	$251	$23	$620	$131	$1	$752
Decrease in unearned premiums	38	92	15	79	224	5	3	232

Net premiums earned	$261	$215	$266	$102	$844	$136	$4	$984
Losses and loss expenses and life policy benefits	(202)	(122)	(245)	(34)	(603)	(116)	-	(719)
Acquisition costs	(63)	(51)	(80)	(10)	(204)	(29)	-	(233)

Technical result	$(4)	$42	$(59)	$58	$37	$(9)	$4	$32
Other income					6	-	2	8
Other operating expenses					(56)	(11)	(22)	(89)

Underwriting result					$(13)	$(20)	n/a	$(49)
Net investment income						16	128	144

Allocated underwriting result (1)						$(4)	n/a	n/a
Net realized and unrealized investment gains							64	64
Interest expense							(13)	(13)
Net foreign exchange gains							14	14
Income tax expense							(60)	(60)
Interest in losses of equity investments							(5)	(5)

Net income							n/a	$95

Loss ratio (2)	77.3%	56.6%	92.0%	33.4%	71.3%
Acquisition ratio (3)	24.5	23.8	30.1	9.4	24.3

Technical ratio (4)	101.8%	80.4%	122.1%	42.8%	95.6%
Other operating expense ratio (5)					6.6

Combined ratio (6)					102.2%

For the three months ended December 31, 2007
	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-Life Segment	Life Segment	Corporate and Other (A)	Total
Gross premiums written	$218	$127	$217	$8	$570	$152	$1	$723
Net premiums written	$218	$127	$216	$8	$569	$144	$1	$714
Decrease in unearned premiums	46	90	31	102	269	7	-	276

Net premiums earned	$264	$217	$247	$110	$838	$151	$1	$990
Losses and loss expenses and life policy benefits	(161)	(140)	(122)	14	(409)	(109)	-	(518)
Acquisition costs	(63)	(55)	(66)	(10)	(194)	(33)	-	(227)

Technical result	$40	$22	$59	$114	$235	$9	$1	$245
Other loss					-	-	(15)	(15)
Other operating expenses					(59)	(9)	(20)	(88)

Underwriting result					$176	$-	n/a	$142
Net investment income						11	127	138

Allocated underwriting result (1)						$11	n/a	n/a
Net realized investment losses							(17)	(17)
Interest expense							(13)	(13)
Net foreign exchange gains							2	2
Income tax expense							(4)	(4)
Interest in losses of equity investments							(67)	(67)

Net income							n/a	$181

Loss ratio (2)	61.0%	64.4%	49.4%	(12.8)%	48.8%
Acquisition ratio (3)	23.8	25.3	26.7	9.6	23.2

Technical ratio (4)	84.8%	89.7%	76.1%	(3.2)%	72.0%
Other operating expense ratio (5)					7.0

Combined ratio (6)					79.0%

(A)	The Company reports the results of ChannelRe Holdings on a one-quarter lag. The three months ended December 31, 2007 includes a charge of $76.2 million which represents the write-down of its total investment in ChannelRe Holdings due to anticipated unrealized mark-to-market losses on Channel Reinsurance Ltd’s credit derivative portfolio, which it expected to incur during the three months ended December 31, 2007.
(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

PartnerRe Ltd.

Segment Information

(in millions of U.S. dollars)

(Unaudited)

For the year ended December 31, 2008

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-Life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$1,072	$769	$1,172	$413	$3,426	$584	$18	$4,028
Net premiums written	$1,064	$765	$1,150	$413	$3,392	$579	$18	$3,989
Decrease (increase) in unearned premiums	24	32	(104)	(10)	(58)	(3)	-	(61)

Net premiums earned	$1,088	$797	$1,046	$403	$3,334	$576	$18	$3,928
Losses and loss expenses and life policy benefits	(812)	(454)	(721)	(144)	(2,131)	(463)	(15)	(2,609)
Acquisition costs	(261)	(198)	(281)	(37)	(777)	(120)	(2)	(899)

Technical result	$15	$145	$44	$222	$426	$(7)	$1	$420
Other income					4	-	6	10
Other operating expenses					(231)	(43)	(91)	(365)

Underwriting result					$199	$(50)	n/a	$65
Net investment income						67	506	573

Allocated underwriting result (1)						$17	n/a	n/a
Net realized and unrealized investment losses							(531)	(531)
Interest expense							(51)	(51)
Net foreign exchange gains							6	6
Income tax expense							(10)	(10)
Interest in losses of equity investments							(5)	(5)

Net income							n/a	$47

Loss ratio (2)	74.6%	56.9%	69.0%	35.8%	63.9%
Acquisition ratio (3)	24.0	24.9	26.8	9.2	23.3

Technical ratio (4)	98.6%	81.8%	95.8%	45.0%	87.2%
Other operating expense ratio (5)					6.9

Combined ratio (6)					94.1%

For the year ended December 31, 2007

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-Life Segment	Life Segment	Corporate and Other (A)	Total
Gross premiums written	$1,020	$740	$1,049	$401	$3,210	$597	$3	$3,810
Net premiums written	$1,020	$738	$1,026	$401	$3,185	$569	$3	$3,757
(Increase) decrease in unearned premiums	(21)	20	(20)	39	18	2	-	20

Net premiums earned	$999	$758	$1,006	$440	$3,203	$571	$3	$3,777
Losses and loss expenses and life policy benefits	(608)	(523)	(450)	(46)	(1,627)	(455)	-	(2,082)
Acquisition costs	(241)	(191)	(260)	(42)	(734)	(116)	-	(850)

Technical result	$150	$44	$296	$352	$842	$-	$3	$845
Other income (loss)					7	-	(24)	(17)
Other operating expenses					(214)	(33)	(80)	(327)

Underwriting result					$635	$(33)	n/a	$501
Net investment income						54	469	523

Allocated underwriting result (1)						$21	n/a	n/a
Net realized investment losses							(72)	(72)
Interest expense							(54)	(54)
Net foreign exchange losses							(15)	(15)
Income tax expense							(82)	(82)
Interest in losses of equity investments							(83)	(83)

Net income							n/a	$718

Loss ratio (2)	60.8%	69.0%	44.7%	10.5%	50.8%
Acquisition ratio (3)	24.1	25.2	25.9	9.6	22.9

Technical ratio (4)	84.9%	94.2%	70.6%	20.1%	73.7%
Other operating expense ratio (5)					6.7

Combined ratio (6)					80.4%

(A)	The Company reports the results of ChannelRe Holdings on a one-quarter lag. The 2007 period includes the Company’s share of ChannelRe Holdings’ net loss and a charge which represents the write-down of its total investment in ChannelRe Holdings due to anticipated unrealized mark-to-market losses on Channel Reinsurance Ltd’s credit derivative portfolio, which it expected to incur during the three months ended December 31, 2007, for a total of $92.8 million.